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                                                                    EXHIBIT 10.6

                      SENIOR EXECUTIVE SEVERANCE AGREEMENT


         THIS AGREEMENT is made as of January 1, 2001 by and between CENTRAL NATIONAL BANK, CANAJOHARIE, a national banking association located in Canajoharie, New York (the "Bank"), CNB FINANCIAL CORP., the bank holding company for the Bank (the "Corporation"), and MICHAEL D. HEWITT (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Board of Directors (the "Board") of the Corporation has authorized the Corporation to enter into severance agreements with certain key executives of the Corporation and the Bank; and

         WHEREAS, the Executive is a key executive of the Corporation and/or the Bank and has been selected by the Board as a key executive to be a party to this Agreement; and

         WHEREAS, should the Corporation receive any hostile proposal from a third person concerning any possible business combination with, or acquisition of equity securities of, the Corporation, the Board believes it imperative that the Corporation and the Board be able to rely on the Executive to continue in his position, and that the Corporation be able to receive and rely upon his advice, if it requests it, as to the best interests of the Corporation and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal; and

         WHEREAS, should the Corporation receive any such proposals, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of such proposals, to advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

         WHEREAS, the Board also desires to encourage the continued dedication of the Executive to the Corporation and the Bank and to promote the stability of the Corporation's and the Bank's management by providing certain protections for the Executive in the event that a hostile Change in Control (as hereinafter defined) occurs with respect to the Corporation;

         NOW, THEREFORE, to assure the Corporation and the Bank that they will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce the Executive to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation, the Bank and the Executive agree as follows:

         1. SERVICES DURING CERTAIN EVENTS. In the event a person or group begins a tender or exchange officer, circulates a proxy to shareholders, or takes other steps seeking

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to effect a Change of Control (as defined in Section 4 below), the Executive agrees that he will not voluntarily leave the employ of the Corporation and will render the services contemplated in the recitals to this Agreement until the earlier of (i) the date such person or group has abandoned or terminated his or its efforts to effect a Change of Control, or (ii) three (3) months after a Change of Control has occurred.

         2. TERMINATION AFTER CHANGE OF CONTROL.

                  (a) In the event of a Termination (as defined in Section 4(b) below) of the Executive's employment with the Corporation (including the Bank) within 24 months after a Change of Control of the Corporation, the Corporation shall be obligated, subject to the limitation contained in Section 2(b) below, to pay the Executive, as compensation for services rendered to the Corporation and as consideration for the covenant not to compete set forth in Section 6, an amount equal to 1.99 times the Executive's base salary compensation (exclusive of all bonus amounts) paid in the last complete calendar year prior to the date of Termination. Such amount shall be payable to the Executive in eight (8) equal quarterly installments (subject to any applicable payroll or other taxes required to be withheld), over a two
         (2) year period, without interest, with the first such payment made not later than 30 days after the Executive's last day of employment with the Corporation and each succeeding payment being due on the same day of every third calendar month thereafter. In the event the Executive dies at any time during the two years following his Termination, any remaining unpaid installments provided for by this Section 2(a) shall be paid to his estate. Notwithstanding the foregoing, at the sole election of the Corporation, the entire amount payable to the Executive pursuant to this Section 2(a) may be paid in a lump sum, not later than the 30th day following the Executive's last day of employment with the Corporation.

                  (b) Notwithstanding anything in this Agreement to the contrary, in the event that the amount payable to the Executive pursuant to Section 2(a) above, when added to all other amounts paid or to be paid to, and the value of all property received or to be received by, the Executive in anticipation of or following a Change of Control, whether paid or received pursuant to this Agreement or otherwise (such other amounts and property being referred to herein as "Other Change in Control Payments"), would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (or any successor or renumbered section), then the amount payable pursuant to Section 2(a) of this Agreement or, as directed by the Executive, such Other Change in Control Payments shall be reduced to the maximum amount which, when added to such Other Change in Control Payments, does not constitute an excess parachute payment. For purposes of determining the extent to which payments pursuant to this Agreement and/or Other Change in Control Payments must be reduced, the value of the covenant not to compete set forth in Section 6 shall be valued by an independent certified public accounting firm retained by the Corporation.


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         3. OTHER EMPLOYMENT. The Executive shall not be obligated to seek other employment for mitigation of the amounts payable or arrangements made under any provision of this Agreement.

         4. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following respective meanings:

                  (a) A "CHANGE OF CONTROL" shall be deemed to have taken place if any of the following events occurs and the Board of Directors of the Corporation, as constituted prior to event occurring, has not expressly approved the transaction or event by at least two-thirds vote of the entire Board:

                           (i) as the result of, or in connection with any
                  tender or exchange offer, consolidation, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation before the Transaction shall cease for any reason to constitute at least 50% of the Board of Directors of the Corporation or any successor to the Corporation; or

                           (ii) any "person" (as that term is used in Section
                  13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act") as in effect on the date hereof), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of shares of the Corporation having more than 50% of the total number of votes that may be cast for the election of Directors of the Corporation; or

                           (iii) the Corporation is merged or consolidated with
                  another corporation and as a result of the merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Corporation, other than affiliates within the meaning of the Exchange Act or any party to the merger or consolidation; or

                           (iv) a tender offer or exchange offer is made and
                  consummated for the ownership of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding voting securities; or

                           (v) the Bank transfers substantially all of its
                  assets to another Corporation which is not a direct or indirect wholly-owned subsidiary of the Corporation.

                  (b) "TERMINATION" shall mean (1) termination by the Corporation of the employment of the Executive with the Corporation (including the Bank) for any reason other than death, Disability (as defined in Section 4(d) or Cause (as


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         defined in Section 4(c)), or (2) the resignation of the Executive for either of the following events:

                           (i) A reduction in the Executive's salary and
                  eligibility for bonuses, incentive compensation and benefits from that in effect in last complete calendar year prior to the Change of Control, or (ii) a change in the location where the Executive is required to perform services of more than 25 miles from his current residence or more than 25 miles from 24 Church Street, Canajoharie, New York; provided that prior to the Executive's resignation, he provides written notice to the Corporation of .his intent to resigns pursuant to this paragraph and provides the Corporation a 30 days to cure the stated condition.

                  (c) "CAUSE" shall mean the Executive's unreasonable neglect or refusal to perform the material duties of his position, fraud, misappropriation or intentional material damage to the property or business of the Corporation or commission of a felony.

                  (d) "DISABILITY" shall mean the Executive's absence from his duties with the Corporation on a full time basis for six (6) successive months, or for shorter periods aggregating seven (7) months or more in any year, as a result of the Executive's incapacity due to physical or mental illness, unless within 30 days after the Corporation gives written notice of termination following such absence the Executive shall have returned to the full time performance of his duties.

         5. TRADE SECRETS. It is recognized that the Corporation and the Bank have acquired and developed and will continue to acquire and develop techniques, plans, processes, computer programs, and lists of customers and their particular requirements which may pertain to Bank related services and equipment, and related trade secrets, know-how, research and development, which are proprietary and confidential in nature and are and will continue to be of unique value to the Corporation and the Bank and its business (all hereinafter referred to as "Confidential Information"). All Confidential Information known or in the possession of Executive shall be kept and maintained by him as confidential and proprietary to the Corporation and the Bank. The Executive shall not disclose any Confidential Information at any time directly or indirectly, in any manner to any person or firm, except to other employees of the Corporation and/or the Bank on a "need to know" basis. Upon termination of his employment for any reason, the Executive shall without demand therefore deliver to the Corporation all Confidential Information in his possession. The obligations of this Section shall survive the termination of this Agreement indefinitely.

         6. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Corporation and any successors of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.


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         7. MISCELLANEOUS. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and specifically supersedes any and all oral or written agreements on its subject matter previously entered into by the parties, including without limitation the Change in Control Agreement, dated as of May 1, 1995 and March 31, 1998, between the Bank, the Corporation and the Executive.

         8. SEVERABILITY. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not be invalidate or render unenforceable such provision in any other jurisdiction.

         9. CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

         10. TERMS OF AGREEMENT.

                  (a) The initial term of this Agreement shall commence as of January 1, 2001 and shall continue through December 31, 2001, unless earlier terminated as provided herein; provided, however, that in no case shall this Agreement terminate; (i) within 24 months after the occurrence of a Change of Control, or (ii) during any period of time when the Corporation has knowledge that any person or group (such terms are defined in Section 4(a)(ii) above) has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person or group has abandoned or terminated his or its efforts to effect a Change of Control. Any determination by the Board that such person or group has abandoned or terminated his or its efforts to effect a Change of Control shall be conclusive and binding as the Executive.

                  (b) Notwithstanding any provisions of this Agreement, this Agreement shall not confer upon the Executive the right to be retained in the service of the Corporation (including the Bank) nor limit the right of the Corporation or the Bank to discharge or otherwise deal with the Executive. It is the express understanding of the Executive, the Corporation and the Bank that the Executive's employment shall at all times be "at will", notwithstanding any provisions of this Agreement. Accordingly, the Executive or the Corporation and Bank may terminate the Executive's employment with the Bank at any time for any reason.

                  (c) This Agreement may be renewed only by the written action of both parties.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this Agreement.

                                         CNB FINANCIAL CORP.


                                         By: /s/ VanNess D. Robinson
                                            ------------------------------------
                                                 VanNess D. Robinson, Chair
                                                 Executive Committee


                                         CENTRAL NATIONAL BANK, CANAJOHARIE


                                         By: /s/ Donald L Brass
                                            ------------------------------------
                                                 Donald L. Brass, President


                                         EXECUTIVE:


                                                 /s/ Michael D. Hewitt
                                         ---------------------------------------


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